                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

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

                         [TEXTRON LOGO]


              Notice of 1995 Annual Meeting and Proxy Statement

                                    [LOGO]


                                                                  March 15, 1995

Dear Fellow Shareholder:

     You are invited to attend the 1995 Annual Meeting of Textron Shareholders to be held on Wednesday, April 26, 1995, at 10:30 a.m. at The Westin Hotel, One West Exchange Street, Providence, Rhode Island.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITEMS 1 AND 2.

     During the meeting, we will report on company operations and our record of consistent growth. We will also review how we are positioning our businesses to meet future challenges. We welcome this occasion for dialogue with our shareholders and look forward to your comments and questions.

     We hope you find it convenient to attend the meeting. Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning the accompanying proxy card.

     We appreciate your continuing interest in Textron.

                                      Sincerely,



                                      James F. Hardymon
                                      Chairman and
                                      Chief Executive Officer

                                    CONTENTS

Notice of Annual Meeting...........................................     1

Proxy Statement....................................................     2

 --  Election of Directors.........................................     2

     Security Ownership of Certain Beneficial Holders..............     9

     Security Ownership of Management..............................     9

     Report of the Organization and Compensation Committee on
     Executive Compensation........................................    11

     Executive Compensation........................................    16

       Summary Compensation Table..................................    16

       Stock Option/SAR Grants in Last Fiscal Year.................    17

       Aggregated Option Exercises in Last Fiscal

       Year and Fiscal Year-End Option Values......................    18

       Long-Term Incentive Plan Awards in Last Fiscal Year.........    19

       Pension Plan Table..........................................    19

     Performance Graph.............................................    22

  -- Ratification of Appointment of Independent Auditors...........    22

     Voting of Proxies.............................................    23

     Other Matters to Come Before the Meeting......................    24

     Solicitation of Proxies.......................................    24

     Shareholder Proposals for 1996 Annual Meeting.................    24

                             ---------------------

  -- To be voted on at the meeting.

                             ---------------------

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT.
            PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.


                                    [LOGO]


                            ------------------------
                            NOTICE OF ANNUAL MEETING
                            ------------------------

To Textron Shareholders:

     The 1995 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 26, 1995, at 10:30 a.m. at The Westin Hotel, One West Exchange Street, Providence, Rhode Island for the following purposes:

          1. To elect three directors in Class II for a term of three years in accordance with Textron's By-Laws (Item 1).

          2. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 1995, which is RECOMMENDED by the Board of Directors (Item 2).

          3. To transact such other business as may properly come before the meeting.

     You are entitled to vote all shares of Common and Preferred Stock registered in your name at the close of business on March 3, 1995. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 1995 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                            By order of the Board of Directors,

                                            Karen A. Quinn-Quintin
                                            Vice President and Secretary

Providence, Rhode Island
March 15, 1995

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This proxy statement, which is being mailed on or about March 15, 1995, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 26, 1995, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

     All shareholders of record at the close of business on March 3, 1995, will be entitled to vote. The stock transfer books will remain open. As of March 3, 1995, Textron had outstanding 85,212,128 shares of Common Stock; 294,640 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 124,814 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. All shareholders vote as one class.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy, unless otherwise instructed, to vote to elect James
F. Hardymon, Barbara Scott Preiskel and Thomas B. Wheeler to Class II. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                        CLASS II -- NOMINEES FOR TERMS EXPIRING IN 1998
                  JAMES F. HARDYMON                          DIRECTOR SINCE 1989

                       Mr. Hardymon, 60, is Chairman and chief executive officer
                  of Textron. He joined Textron in December 1989 as President and chief operating officer, became chief executive officer in January 1992, assumed the additional title of Chairman in January 1993 and relinquished the title of President to Mr.
  [Photo]         Campbell in January 1994. Prior to joining Textron, Mr.
                  Hardymon was President, chief operating officer and a director of Emerson Electric Co., a global manufacturer of electrical and electronic products and systems. Mr. Hardymon joined Emerson Electric's Browning Manufacturing Division in 1961 and progressed through various executive positions at
Emerson. Mr. Hardymon served as Vice Chairman and chief operating officer of Emerson from 1987 to 1988, and then served as President and chief operating officer of Emerson until joining Textron in 1989. Mr. Hardymon also served as a director of Emerson from 1987 until he joined Textron. Mr. Hardymon is a director of Avco Financial Services, Inc., The Paul Revere Corporation and
Fleet Financial Group, Inc. and a trustee of the University of Kentucky.

     Mr. Hardymon is Chairman of the Executive Committee.

                  BARBARA SCOTT PREISKEL                     DIRECTOR SINCE 1975
                       Mrs. Preiskel, 70, is a director of the American Stores
                  Company, General Electric Company, Massachusetts Mutual Life Insurance Company and The Washington Post Company. She is Chairman of New York Community Trust, a trustee of Wellesley
 [Photo] College and a trustee of Tougaloo College. Mrs. Preiskel is a former Senior Vice President and General Counsel of the Motion Picture Association of America, Inc. She joined the Association in 1959 as Deputy Attorney, was elected a Vice President in 1971 and served as Senior Vice President from 1977 to 1983.

     Mrs. Preiskel is Chairman of the Nominating Committee and a member of the Pension Committee.
- --------------------------------------------------------------------------------


                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993
                       Mr. Wheeler, 58, is President, chief executive officer
                  and a director of Massachusetts Mutual Life Insurance Company.
                  He was a member of the Massachusetts Mutual field sales force
[Photo] from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987 and assumed his current position in 1988. He is a director of the Bank of Boston Corporation.

                       Mr. Wheeler is Chairman of Jobs for Massachusetts, a
                  trustee of Springfield College, the Basketball Hall of Fame and the Springfield Orchestra Association and a member of the Yale University Development Board.

     Mr. Wheeler is Chairman of the Pension Committee and a member of the Audit Committee.

                         DIRECTORS CONTINUING IN OFFICE

                       CLASS III -- TERMS EXPIRE IN 1996

                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993

                       Mr. Arnelle, 61, is senior partner in the law firm of
                  Arnelle, Hastie, McGee, Willis & Greene, San Francisco. He co-founded the firm in 1985. He is a director of FPL Group,
 [Photo] Inc., Wells Fargo & Company and Wells Fargo Bank, N.A., WMX Technologies, Inc. and Eastman Chemical Corporation.

                       Mr. Arnelle is Vice Chairman of the Board of Trustees of
                  Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame, the Bay Area UNICEF and the San Francisco Opera.

     Mr. Arnelle is a member of the Organization and Compensation Committee and the Pension Committee.
- --------------------------------------------------------------------------------
                  B. F. DOLAN                                DIRECTOR SINCE 1980

                       Mr. Dolan, 67, is retired Chairman of Textron. Mr. Dolan
                  was a founder of E-Z-Go Car, a manufacturer of golf cars, and served as President of that company from 1954 until 1960, when Textron acquired E-Z-Go. He was President of Textron's E-Z-Go Division from 1960 to 1973, President of Textron's Polaris
 [Photo] E-Z-Go Division from 1973 to 1976, President of Textron's Homelite Division from 1976 to 1979 and Executive Vice President-Operations of Textron from 1979 to 1980. He served as chief operating officer of Textron from 1980 to 1985, as President from 1980 until 1989 and as chief executive officer from 1985 until January 1992. He assumed the additional title of Chairman in 1986 and served in that capacity until his retirement at the end of 1992.
He is a director of First Union Corporation, FPL Group, Inc., Ruddick Corporation and Polaris Industries, Inc.

     Mr. Dolan is a member of the Executive Committee and the Nominating Committee.
- --------------------------------------------------------------------------------
                  SAM F. SEGNAR                              DIRECTOR SINCE 1982

                       Mr. Segnar, 67, is retired Chairman and chief executive
                  officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co.

 [Photo]               Mr. Segnar is a director of Hartmarx Corporation, Seagull
                  Energy Corporation, Gulf States Utilities Company, ProBank, N.A. and Mapco Inc. and an advisory director of Pilko and Associates Inc. He is a trustee of the John Cooper School, Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration. He is a member of the National Advisory Board of The First Commercial Bank Corporation.

     Mr. Segnar is a member of the Nominating Committee and the Organization and Compensation Committee.

                  JEAN HEAD SISCO                            DIRECTOR SINCE 1975

                      Mrs. Sisco, 69, is a partner in the international trade
                  consulting firm of Sisco Associates. She is a director of The Neiman Marcus Group, Inc., Santa Fe Pacific Corporation, Santa Fe Pacific Gold Corporation, Chiquita Brands International,
 [Photo] Inc., Washington Mutual Investors Fund, Inc., K-Tron International, Inc. and McArthur/Glen Realty Corporation. She held various executive offices with the Washington, D.C. department store chain of Woodward & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977.
She is a director of Reading is Fundamental, the National Conference of Christians and Jews, the Washington Ballet and the International Women's Forum, and Chairman of the National Association of Corporate Directors.

     Mrs. Sisco is Chairman of the Audit Committee and a member of the Organization and Compensation Committee.
- --------------------------------------------------------------------------------

                  MARTIN D. WALKER                           DIRECTOR SINCE 1986

                       Mr. Walker, 62, is Chairman, chief executive officer and
                  a director of M. A. Hanna Company, an international specialty chemicals company. He joined and assumed his current position at the company in 1986. From 1982 to 1986, Mr. Walker was
 [Photo} Executive Vice President and a member of the Office of the Chief Executive of Rockwell International Corporation, a multi-industry company engaged in electronics, aerospace, automotive and graphics businesses. Mr. Walker served as Senior Vice President of Rockwell and President of its Automotive Operations from 1978 to 1982. Mr. Walker was a director of Ex-Cell-O Corporation from 1983 until its acquisition by Textron in 1986.

     Mr. Walker is a director of Comerica, Inc. and The Reynolds and Reynolds Company.

     Mr. Walker is Chairman of the Organization and Compensation Committee and a member of the Executive Committee.
- --------------------------------------------------------------------------------

                        CLASS I -- TERMS EXPIRE IN 1997

                  LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994

                       Mr. Campbell, 48, is President and chief operating
                  officer of Textron. He joined Textron in September 1992 as Executive Vice President and chief operating officer and assumed his present position in January 1994. Prior to joining Textron he was a Vice President of General Motors Corporation
 [Photo] and General Manager of its GMC Truck Division. He began his career at General Motors in 1968 and progressed through various product design, engineering, manufacturing and management positions. Mr. Campbell served as a Vice President of General Motors and General Manager of its Flint Automotive Division Buick-Oldsmobile-Cadillac Group from 1988 to 1991 and became General Manager of its GMC Truck Division in 1991. Mr. Campbell is a director of Avco Financial Services, Inc., The Paul Revere Corporation and Citizens Financial Group, Inc.

     Mr. Campbell is a member of the Executive Committee.

                  R. STUART DICKSON                          DIRECTOR SINCE 1984

                       Mr. Dickson, 65, was Chairman of the Board of Ruddick
                  Corporation, a diversified holding company with interests in industrial sewing thread, regional supermarkets, business
 [Photo] forms and venture capital businesses, from 1968 until February 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of First Union Corporation, PCA International and United Dominion Industries.

                       He is Chairman of the Charlotte-Mecklenburg Hospital
                  Authority and a trustee of Davidson College.

     Mr. Dickson is a member of the Audit Committee, the Executive Committee and the Pension Committee.
- --------------------------------------------------------------------------------
                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993

                       Mr. Macomber, 67, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. Mr. Macomber was chief executive officer of Celanese
 [Photo] Corporation, a diversified chemical company, from 1977 to 1986 and also served as Chairman from 1980 to 1986. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. He is a director of Bristol Myers Squibb Co., The Brown Group, Inc., Lehman Brothers Holdings Inc., Pilkington Ltd. and Xerox Corporation. He is also a director of The Atlantic Council of the United States, The French-American Foundation and the National Executive
                  Services Corps.

     Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of The Rockefeller University and Carnegie Institute of Washington.

     Mr. Macomber is a member of the Audit Committee, the Executive Committee and the Nominating Committee.
- --------------------------------------------------------------------------------
                  JOHN W. SNOW                               DIRECTOR SINCE 1991

                       Mr. Snow, 55, is Chairman, President, chief executive
                  officer and a director of CSX Corporation, an international transportation company that offers a variety of rail,
 [Photo] container-shipping, trucking and barge services. He joined a predecessor company of CSX Corporation in 1977 as Vice President-Government Affairs and progressed through various executive positions. Mr. Snow became President and a director of CSX Corporation in 1988, chief executive officer in 1989 and Chairman in 1991.

                       Mr. Snow is a director of USX Corporation, Dominion
                  Resources, Inc., NationsBank Corporation and Bassett Furniture Industries, Inc., Chairman of the Business Roundtable and a member of the board of trustees of Johns Hopkins University.

     Mr. Snow is a member of the Executive Committee and the Organization and Compensation Committee.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 1994, the Board of Directors met nine times and the Executive Committee of the Board met twice. The Board has standing Audit, Nominating, Organization and Compensation, and Pension Committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $33,000 plus $1,200 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,200 for each committee meeting attended; and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation, for payment after retirement from the Board. Compensation may be deferred either into an interest bearing account or into an account consisting of Textron stock units, which are fictional shares of Textron Common Stock, the value of which varies with the price of Textron Common Stock. Directors must defer a minimum of 25 percent of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25 percent of the amount deferred by the director into this account during the quarter. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one-half on the next December 31. Textron also credits dividend equivalents to the stock unit account.

     Non-employee directors who have completed at least five years of service as a Textron director prior to retirement from the Board of Directors are eligible to participate in a pension plan. Each director who qualifies will receive an annual pension benefit in an amount equal to the annual retainer in effect at the time of the director's retirement, commencing after the later of the director's retirement or seventieth birthday, subject to acceleration by the Board to any date after a retired director's sixty-fifth birthday and, in the case of retirement due to total disability, to any date after such retirement. The pension will continue for the life of the retired director.

     Each non-employee director has received 1,000 restricted shares of Textron Common Stock. Except in the case of the director's death or disability or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on pages 20 and 21 of this Proxy Statement), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a Director and is eligible to receive benefits under Textron's pension plan for non-employee directors.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and Textron's internal auditors and the scope and costs of non-audit services provided by the independent auditors; reviews with management and the independent auditors Textron's annual financial statements, including major accounting, financial reporting and disclosure decisions related thereto; reviews Textron's programs to ensure compliance by employees with important Textron policies; and reviews with management, the independent auditors and the internal auditors, their views as to the adequacy of Textron's internal accounting controls. The Audit Committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present.

     The following four non-employee directors presently comprise the Audit
Committee: Mrs. Sisco (Chairman), Mr. Dickson, Mr. Macomber and Mr. Wheeler. During 1994, the Audit Committee met six times. Various members of management (including the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Vice President and Controller, and the Vice President-Audit and Business Ethics) are regularly invited to be present at Audit Committee meetings. The Vice President-Audit and Business Ethics has direct access to the Audit Committee and to Textron's chief executive officer if at any time he wishes to report or consult on any matter.

     Nominating Committee

     The Nominating Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the Nominating Committee will consider suggestions from a variety of sources, including shareholders, regarding possible candidates. Shareholders wishing to recommend individuals as candidates for nomination by the Board should submit their recommendations in writing by December 1 of the year preceding the annual meeting of shareholders to the Nominating Committee, c/o Office of the Secretary, Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, along with a description of the proposed candidate's qualifications, including business, professional and educational background, a list of directorships held, if any, and other pertinent biographical information as well as a written consent from the proposed candidate. In addition, the Nominating Committee conducts reviews and makes recommendations to the Board on matters of corporate governance. The following five non-employee directors presently comprise the Nominating Committee: Mrs. Preiskel (Chairman), Mr. Dolan, Webb C. Hayes, III, Mr. Macomber and Mr. Segnar. Mr. Hayes is retiring from the Board in April 1995. The Nominating Committee met four times during 1994.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation for senior corporate officers and approves salary and incentive compensation for other corporate officers. In addition, the Organization and Compensation Committee establishes compensation plans, reviews the responsibilities and performance of senior corporate officers, plans for their succession, and reviews changes in corporate officers. The following five non-employee directors presently comprise the Organization and Compensation
Committee: Mr. Walker (Chairman), Mr. Arnelle, Mr. Segnar, Mrs. Sisco and Mr. Snow. During 1994, the Organization and Compensation Committee met four times.

     Pension Committee

     The Pension Committee is responsible for overseeing the operations of Textron's tax-qualified retirement plans. The Pension Committee recommends to the Board the selection of independent actuaries and auditors for the major qualified plans and reviews the management of investments, the accounting for and the valuation of plans, and any material changes in their design and funding. The following five non-employee directors presently comprise the Pension Committee: Mr. Wheeler (Chairman), Mr. Arnelle, Mr. Dickson, Mr. Hayes and Mrs. Preiskel. During 1994, the Pension Committee met two times.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than five percent of any class of Textron's voting stock as of December 31, 1994:

                                                                    AMOUNT AND NATURE
                                  NAME AND ADDRESS OF                 OF BENEFICIAL         PERCENT
    TITLE OF CLASS                  BENEFICIAL OWNER                    OWNERSHIP          OF CLASS
    --------------                -------------------               -----------------      --------
Common Stock..........  Bankers Trust Company, 280 Park Avenue,     16,714,491 shares(1)      19.54%
                             New York, New York 10017
Common Stock..........  The Capital Group Companies, Inc.            5,867,800 shares(2)       6.61%
                        333 South Hope Street
                        Los Angeles, California 90071

- ---------------
     (1) Bankers Trust Company has informed Textron that the reported number includes 769,453 shares as to which Bankers Trust
Company has sole voting power and 6,500 shares as to which it shares voting power, 1,362,724 shares as to which it has sole investment power and 6,500 shares as to which it shares investment power, 10,976 shares which it holds as Trustee under the Paul
Revere Savings Plan and as to which it disclaims any beneficial interest and 15,334,291 shares (17.94% of the class) which it holds as Trustee under the Textron Savings Plan and as to which it disclaims any beneficial interest. Shares held by Bankers Trust Company as Trustee under the Textron Savings Plan and Paul Revere Savings Plan will be voted at the annual meeting in accordance with instructions from the participants in the Plans, or, in the absence of instructions, by Bankers Trust Company as Trustee in accordance with the Plans.

     (2) Pursuant to a statement filed by The Capital Group Companies, Inc. with the Securities and Exchange Commission in accordance with Rule 13d of the Securities Exchange Act of 1934 on behalf of itself, The Capital Group  Companies, Inc. has reported that it has sole voting power over 2,599,600 shares and sole investment power over 5,867,800 shares. The Capital Group Companies,
Inc. disclaims any beneficial interest in the shares.


                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below are the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 16 of this Proxy Statement and by all current directors and executive officers as a group. Mr. Hayes is retiring from the Board of Directors in April 1995. Directors and executive officers as a group owned 1.26% of the outstanding shares of Common Stock. Ownership indicated is as of December 31, 1994.

     The table includes shares held for Textron executive officers and for Mr. Dolan by the bank trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994, and shares held jointly. Each director and officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the bank trustee under the Textron Savings Plan or as otherwise noted. In addition to the shares of Common Stock listed below, as of December 31, 1994, non-employee directors held a total of 12,434 stock units and executive officers held a total of 552,057 stock units and performance share units, the cash value of which will be equal to the value of Textron Common Stock at the time of payment.

                                                                                    NUMBER
                                                                                  OF SHARES
      NAME                                                                     OF COMMON STOCK
      ----                                                                     ---------------
H. Jesse Arnelle.........................................................           1,000
Lewis B. Campbell........................................................          93,661(1)
R. Stuart Dickson........................................................          21,102(2)
B. F. Dolan..............................................................         128,944(3)
James F. Hardymon........................................................         149,865(4)
Webb C. Hayes, III.......................................................           2,250

                                                                                 NUMBER
                                                                                OF SHARES
      NAME                                                                   OF COMMON STOCK
      ----
John D. Macomber.........................................................           4,000
Richard A. McWhirter.....................................................          64,725(5)
Barbara Scott Preiskel...................................................           2,700
Sam F. Segnar............................................................           1,927(6)
Jean Head Sisco..........................................................           1,941
John W. Snow.............................................................           2,000(7)
Thomas D. Soutter........................................................          77,887(8)
Martin D. Walker.........................................................           1,703
William F. Wayland.......................................................          45,478(9)
Thomas B. Wheeler........................................................           1,031
All current Directors and Executive Officers as a Group (33 persons).....       1,079,857(10)

- ---------------
     (1) Includes 93,000 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994.
     (2) Includes 17,000 shares as to which voting and investment powers are shared.
     (3) Includes 27,500 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994.
     (4) Includes 132,325 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994.
     (5) Includes 56,125 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994, and
3,000 shares as to which voting and investment powers are shared.
     (6) Includes 500 shares as to which voting and investment powers are shared.
     (7) Includes 1,000 shares as to which voting and investment power are shared.
     (8) Includes 53,709 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994.
     (9) Includes 39,939 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994.
    (10) Includes 30,258 shares as to which voting and investment powers are shared, 400 shares as to which no voting or investment powers are held and as to which beneficial ownership is disclaimed and 800,138 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1994.

                            ------------------------

     As required by Securities and Exchange Commission rules, Textron notes that a Form 4 report by Karen A. Quinn-Quintin, Vice President and Secretary of Textron, concerning a transaction involving shares of Textron Common Stock, was filed one week after the due date.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries with which we compete for customers and executives, and to provide total compensation opportunities at the 75th percentile of those corporations for achieving outstanding performance. Total compensation opportunities for 1994 for the chief executive officer and for the other executive officers in general were consistent with this philosophy. In determining competitive compensation for each of the components of executive compensation described below, Textron analyzes data from several independent compensation surveys of such comparable corporations. The companies included in the compensation surveys (the "surveyed companies") are not identical to those included in the peer group compiled for the performance graph on page 22 of this Proxy Statement, although many companies are included in both groups. The number of surveyed companies is greater than the number of companies included in the peer group.

EXECUTIVE COMPENSATION PROGRAM

     Each year the Organization and Compensation Committee, which is comprised entirely of outside directors, recommends to the Board of Directors compensation arrangements for Textron's executive officers, including the officers named in the Summary Compensation Table on page 16 of this Proxy Statement (the "Named Officers"). Such compensation arrangements, all of which are subject to approval by the full Board of Directors, include annual salary levels, salary grade ranges, annual and long-term incentive plans and grants thereunder, standards of performance for new grants, payouts from past grants, plan participation and program design. The full Board of Directors unanimously approved the recommendations made by the Organization and Compensation Committee for 1994. Messrs. Hardymon and Campbell did not, however, participate in the deliberations of the Organization and Compensation Committee or Board of Directors regarding their own compensation.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers, which were increased by 2.7 percent in 1994, were set so that the midpoints of the ranges approximate the 50th percentile for comparable positions in the surveyed companies. Individual salaries were considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. In 1994, target annual incentive compensation opportunities were established so that the combination of base salary and target annual incentive awards (60% of salary for the chief executive officer and the chief operating officer and 50% of salary for the other Named Officers) would place the compensation of Textron's executive officers at the 50th percentile of compensation for comparable positions in the surveyed companies. Maximum annual incentive payments are twice the target award levels. The factors considered by the Committee in recommending the 1994 incentive compensation awards to executive officers included the degree to which certain overall corporate and individual performance objectives were achieved. In determining the overall level of 1994 annual incentive compensation awards to the executive officers, the Committee evaluated performance relative to three key corporate financial objectives: earnings per share, free cash flow and return on equity. The 1994 results significantly exceeded each of these objectives. The specific individual award was also based on the Committee's assessment of each executive officer's performance against the non-financial objectives which reflect their specific responsibilities. The annual incentive compensation paid to the Named Officers is reported in the "Bonus" column of the Summary Compensation Table on page 16 of this Proxy Statement.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1994 Long-Term Incentive Plan, approved by Textron shareholders at the 1994 Annual Meeting (the "1994 Plan"), executive officers may be granted awards of stock options, performance share units, or both. Ranges established by the Committee for stock option grants and performance share unit awards enable the Committee to make grants and awards that can produce total compensation opportunities at the 75th percentile of competitive practice at the surveyed companies.

     1994 Grants of Stock Options

     Pursuant to the 1994 Plan, the Committee recommended to the Board of Directors the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth and prior option grants. Overall past Corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1994 Plan, stock options granted in 1994 were at a purchase price equal to 100% of the fair market value of Textron Common Stock at the time of the option grant. The grants were made within the ranges referred to above under the heading, "Long-Term Incentive Compensation." Information on the stock options granted during fiscal year 1994 to the Named Officers appears in the table on page 17 of this Proxy Statement.

     1994 Payouts of Previously Granted Performance Units or Performance Share Units

     The Textron 1990 Long-Term Incentive Plan (the "1990 Plan") was revised in 1992 to further align Textron's executive compensation program with shareholders' interests by awarding performance share units instead of performance units. With four exceptions, including Mr. Campbell, the 1994 payouts to executive officers were for performance units for the three-year performance cycle ending December 31, 1994. The Committee recommended to the Board of Directors payouts at a range of 82% to 103% of the stated value of such performance units based 50% on three-year aggregate earnings per share and 50% on its evaluation of free cash flow, balance sheet strength, shareholder value and the executive officer's performance. The 1994 payouts for four executive officers, including Mr. Campbell, were for performance share units for a special two-year performance cycle ending December 31, 1994. Two-year cycle grants were made to these executives as first-time participants in this program. These performance share unit payouts were based 75% on two-year aggregate earnings per share and 25% on the Committee's evaluation of free cash flow, balance sheet strength, shareholder value and the executive officer's performance. The Committee recommended, and the Board of Directors approved, the earning of 100% of the awarded performance share units. Information on the 1994 payouts to the Named Officers of previously granted performance units or performance share units appears in the table on page 16 of this Proxy Statement.

     1994 Awards of Performance Share Units

     For the three-year performance cycle starting at the beginning of 1995, each performance share unit granted and earned under the 1994 Plan will be valued for payment purposes at the market value of Textron Common Stock at the end of the three-year performance period. The Committee recommended to the Board of Directors the number of performance share units to be granted to executive officers for the 1995-1997 performance cycle based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. Awards of performance units and performance share units granted in prior years and past corporate performance were not specifically taken into consideration in making the new awards. Awards of 1995-97 performance share units were made to executive officers within the ranges previously referred to under the heading, "Long-Term Incentive Compensation," on page 12 of this Proxy Statement. The number of 1995-97 performance share units that could be earned is based 75% on earnings per share growth and 25% on the Committee's evaluation of balance sheet strength/asset management, succession planning, shareholder value (common stock price, book value per common share, dividends, and common stock price performance versus proxy peer group) and the executive officer's individual performance. Information on the 1994 awards of performance share units appears in the table on page 19 on this Proxy Statement.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Hardymon's compensation and each component thereof, the Committee took into consideration information provided by independent, professional compensation consultants. As reported in the Summary Compensation Table on page 16 of this Proxy Statement, Mr. Hardymon's salary was $825,000 for 1994. In determining this amount, the Committee considered the fact that in 1993, Mr. Hardymon's base salary of $725,000 was at the 30th percentile of compensation paid at the surveyed companies for the Chairman and chief executive officer position. The Committee also took into account Mr. Hardymon's performance. The increase for 1994 placed Mr. Hardymon's base salary just below the 50th percentile for his position.

     The Committee recommended and the Board approved a 1994 annual incentive award of $1,000,000 reflecting the Committee's assessment of Mr. Hardymon's performance against his objectives. Specifically, the Committee determined that Mr. Hardymon exceeded his objectives relative to three of the key financial measurements in the Textron Plan: earnings per share, free cash flow and return on equity. Mr. Hardymon's non-financial objectives consisted of (1) bringing the divisions to an acceptable return level or rationalizing or divesting them, (2) overseeing the integration of Avdel into Textron, (3) establishing a corporate human resources steering committee to oversee the development of Textron's high potential employees with emphasis on female and minority advancement, (4) continuing to maintain the very favorable public image enjoyed by Textron with each of its constituencies, (5) providing assistance to a committee of the Board of Directors and (6) maintaining shareholder value at or above that of Textron's proxy peer group. The first five non-financial objectives were fully achieved while the last one was not fully achieved. Although Textron did not maintain shareholder value at or above that of the proxy peer group in 1994, its shareholder value compares very favorably with the proxy peer group when measured over the last five years (see the Performance Graph on page 22 of this Proxy Statement).

     Based on competitive compensation information which the Committee has reviewed, the Committee believes that for 1994, Mr. Hardymon's annual compensation (salary plus annual incentive compensation) was at the 75th percentile of the surveyed companies. Mr. Hardymon's payout of $481,000 under the performance unit segment of the 1990 Plan was at 100% of the stated value of the performance units granted to him for the 1992-1994 cycle. The Committee determined that the 100% payout was appropriate as aggregate earnings per share (upon which 50% of the award was based) exceeded targeted levels for that period and performance objectives in the following areas (upon which 50% of the award was based) were achieved: aggregate three-year free cash flow, balance sheet strength/asset management and shareholder value, as measured by return on equity, debt to total capital ratio, book value per common share, common stock price and annual dividend rate.

     During 1994, Mr. Hardymon received an award of 30,000 performance share units for the 1995-1997 cycle. This award compares to 20,000 performance share units granted in 1993 for the 1994-1996 cycle. The increase in the size of the performance share units award is consistent with the total compensation strategy, approved by the Committee, whereby long-term incentives will represent a larger proportion of senior officer total compensation. Instead of granting stock options in 1994, the Committee granted Mr. Hardymon 500,000 retirement stock incentive units, designed to retain and reward him for achieving high total shareholder returns during the next five years. Retirement stock incentive units provide incentive compensation opportunities identical to stock options insofar as unit payments, made after his retirement, will equal the increase in market price of Textron common stock at that time over the market price on the date the units were granted. In exchange for this grant, Mr. Hardymon was not granted any stock options in 1994 and the Committee does not intend to award him any further stock option grants. The retirement stock incentive units will be paid in cash after his retirement from Textron, provided Mr. Hardymon retires on or after reaching age 65. No payment will be made if Mr. Hardymon's employment ends prior to age 65 with the exception of termination by death or for disability or in the event of a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on pages 20 and 21 of this Proxy Statement).

     The Committee feels that these grants will effectively retain Mr. Hardymon through age 65 and provide him with competitive, shareholder value-based long-term incentives. Mr. Hardymon also received compensation under various Textron benefit and compensation plans. (See footnotes (5) and (7) to the summary compensation table on page 17 of this Proxy Statement.)

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals which must be approved by Textron's shareholders. Under currently proposed Treasury Regulations, performance goals are not objective if the Committee has any discretion to pay amounts in excess of the pre-established performance schedule or to pay the compensation if the performance goals are not met. Compensation deferred under the Deferred Income Plan for Textron Key Executives is not subject to the $1 million limitation.

     Textron's current policy is to preserve Committee discretion in administering Textron's annual and long-term incentive plans. Textron has qualified stock option awards, under the Textron 1994 Long-Term Incentive Plan, as Performance-Based Compensation.

     The Deferred Income Plan for Textron Key Executives encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). In addition, annual incentive compensation payable to executive officers in excess of target levels must be deferred. Consequently, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. Textron will not lose a 1994 tax deduction as a result of this tax legislation. The Committee will continue to assess the effect of these tax rules on Textron.

     This report is submitted by the Organization and Compensation Committee.

           MARTIN D. WALKER, CHAIRMAN
           H. JESSE ARNELLE
           SAM F. SEGNAR
           JEAN HEAD SISCO
           JOHN W. SNOW

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 1994 and
(ii) the four most highly compensated executive officers of Textron other than the chief executive officer, who were serving as executive officers at the end of 1994 (collectively, the "Named Officers"), for Textron's 1992, 1993 and 1994 fiscal years. Compensation which was deferred by the Named Officers under Textron's Deferred Income Plan is included below as compensation paid.



                                               SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                            -------------------------  ------------------------------------------------
                                                                     AWARDS                   PAYOUTS
                                                       -----------------------------------  -----------
                                                          RESTRICTED         SECURITIES        LTIP
NAME AND PRINCIPAL                                       STOCK AWARDS        UNDERLYING      PAYOUTS           ALL OTHER
    POSITION(1)     YEAR    SALARY ($)   BONUS ($)(2)       ($)(5)        OPTIONS/SARS (#)     ($)       COMPENSATION ($)(7)
- ------------------- -----   ----------   ------------  -----------------  ----------------  -----------  -------------------
J. F. Hardymon      1994     $825,000     $1,000,000(3)     $-0-             500,000(6)    $ 481,000        $ 257,878
  Chairman and      1993      725,000        950,000       250,102            50,000         381,656          214,805
  Chief Executive   1992      650,000      1,202,502         -0-              50,000         325,007          189,400
  Officer
L. B. Campbell      1994      450,000        530,000(4)      -0-              50,000         235,363          138,826
  President and     1993      366,666        740,760         -0-              42,000            -0-           105,390
  Chief Operating   1992       94,231        299,262(4)      -0-              57,000            -0-            18,225
  Officer
T. D. Soutter       1994      400,000        330,000        20,000            17,600         213,300          106,651
  Executive Vice    1993      392,000        350,000        17,500            17,600         223,819           98,697
  President and     1992      377,000        363,000         -0-              17,600         198,338           96,254
  General Counsel
W. F. Wayland       1994      350,000        350,000(3)      -0-              23,000         184,075          100,590
  Executive Vice    1993      325,000        340,000        99,484            20,000         179,184           87,139
  President         1992      305,000        408,000         -0-              17,600         159,638           78,533
  Administration
  and Chief Human
  Resources Officer
R. A. McWhirter     1994      300,000        260,000(3)      -0-              18,000         126,600           81,472
  Executive Vice    1993      285,000        260,000        32,829            26,600         131,316           72,347
  President and     1992      245,000        225,193         -0-               9,000         117,309           49,856
  Chief Financial
  Officer
- ---------------

(1) Mr. Hardymon became President and Chief Executive Officer in January 1992 and assumed the additional title of Chairman in January 1993. Mr. Campbell joined Textron as Executive Vice President and Chief Operating Officer in September 1992. Mr. Campbell succeeded Mr. Hardymon as President in January 1994. Mr. Wayland became Executive Vice President Administration and Chief Human Resources Officer in January 1993; he was previously Executive Vice President Human Resources. Mr. McWhirter became Executive Vice President and Chief Financial Officer in January 1993; he was previously Senior Vice President and Secretary. Mr. Soutter has indicated his intent to retire as an officer on March 31, 1995.

(2) Except as described in notes (3) and (4), this column lists amounts paid to the Named Officers pursuant to Textron's Annual Incentive Compensation Plan.

(3) The amounts listed as paid to Messrs. Hardymon, Wayland and McWhirter for 1992 also include the market value on the date of contribution of Textron's contributions of stock units ($352,502 in the case of Mr. Hardymon, $108,000 in the case of Mr. Wayland and $35,193 in the case of Mr. McWhirter) as a result of their respective elections to defer all or part of their annual and/or long-term incentive compensation into the stock unit fund of the Deferred Income Plan.

(4) The amount listed as paid to Mr. Campbell for 1992 also includes $50,000 to replace matching stock under a stock savings plan forfeited as a result of his leaving General Motors Corporation to join Textron and $169,262 as the first installment of a special relocation allowance. The amount listed as paid to

                                    (footnotes continued on following page)

(footnotes continued from preceding page)
     Mr. Campbell for 1993 also includes $200,000 as a special payment in lieu of long-term compensation and $90,760 as the balance of the special relocation allowance. Mr. Campbell was not eligible for a payout under the performance unit component of the 1990 Long-Term Incentive Plan in 1993.
(5) Amounts listed in the Summary Compensation Table as "Restricted Stock Awards" are not amounts of restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer all or part of their annual and/or long-term incentive compensation or a part of their salary into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron Common Stock. Stock units are designed to further align the executives' interests with those of the shareholders. Fifty percent of Textron's contribution vests at the end of the calendar year in which the deferred income would otherwise have been paid and fifty percent vests at the end of the next calendar year. Dividend equivalents are credited to the stock unit fund accounts of participants in the Deferred Income Plan. As of December 31, 1994, 2,297 unvested stock units with a market value of $115,711 were credited to the account of Mr. Hardymon, 351 unvested stock units with a market value of $17,682 were credited to the account of Mr. Soutter, 914 unvested stock units with a market value of $46,043 were credited to the account of Mr. Wayland and 302 unvested stock units with a market value of $15,213 were credited to the account of Mr. McWhirter. As of January 1, 1995, the market value of the 50,000 shares of Common Stock which Mr. Hardymon will be entitled to receive upon retirement from Textron if he remains in the employ of Textron through November 30, 1999, as described on page 20 of this Proxy Statement, was $2,518,750.
(6) Mr. Hardymon was granted 500,000 retirement stock incentive units. Refer to the "CEO Compensation" section of the Report of the Organization and Compensation Committee on Executive Compensation on page 14 of this Proxy Statement and footnote (2) of the Stock Option/SAR Grants in Last Fiscal Year table on page 18 of this Proxy Statement for more detail.
(7) Amounts listed as "All Other Compensation" for 1994 are comprised of the following: (i) Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan of $41,250, $22,500, $20,000, $17,500 and $15,000 for Messrs. Hardymon, Campbell,
     Soutter, Wayland and McWhirter, respectively, and (ii) Textron's contributions under the Profit Sharing component of the Supplemental Benefits Plan of $216,628, $116,326, $86,651, $83,090 and $66,472 for
     Messrs. Hardymon, Campbell, Soutter, Wayland and McWhirter, respectively.

STOCK OPTION/SAR GRANTS

     The following table sets forth information on grants of stock options under the 1994 Plan and SARs during Textron's 1994 fiscal year to the Named Officers. The number of stock options and SARs granted to the Named Officers during Textron's 1994 fiscal year is also listed in the Summary Compensation Table on page 16 of this Proxy Statement in the column entitled "Securities Underlying Options/SARs."


                                      STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                                POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                                   VALUE
                                ----------------------------------------------------------         AT ASSUMED ANNUAL
                                   NUMBER         PERCENT OF                                           RATES OF
                                     OF             TOTAL                                            STOCK PRICE
                                 SECURITIES      OPTIONS/SARS     EXERCISE                         APPRECIATION FOR
                                 UNDERLYING       GRANTED TO         OR                        OPTION/SARS TERM($)(3)
                                OPTIONS/SARS      EMPLOYEES         BASE                       --------------------------
                                 GRANTED(#)       IN FISCAL         PRICE       EXPIRATION        FIVE            TEN
             NAME                   (1)              YEAR         ($/SHARE)        DATE         PERCENT         PERCENT
- ------------------------------  ------------     ------------     ---------     ----------     ----------     -----------
J. F. Hardymon................     500,000(2)        30.9%        $49.1875       11/30/99      $6,732,500     $14,864,700
L. B. Campbell................      50,000            3.1%         49.1875       12/14/04       1,546,690       3,919,610
T. D. Soutter.................      17,600            1.1%         49.1875       12/14/04         544,435       1,379,703
W. F. Wayland.................      23,000            1.4%         49.1875       12/14/04         711,477       1,803,021
R. A. McWhirter...............      18,000            1.1%         49.1875       12/14/04         556,808       1,411,060

                                                   (footnotes on following page)

- ---------------

(1) Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on December 15, 1994. All options were granted at a purchase price per share of 100% of the fair market value of Textron Common Stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the 1994 Plan.

(2) In lieu of granting Mr. Hardymon stock options in 1994 and in future years, Mr. Hardymon was granted retirement stock incentive units on December 15, 1994. Refer to the "CEO Compensation" section of the Report of the Organization and Compensation Committee on Executive Compensation on page 14 of this Proxy Statement for more detail.

(3) The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron Common Stock. No gain to the optionees or to Mr. Hardymon is possible without an increase in stock price, which will benefit all shareholders commensurately. At a five percent and ten percent annual rate of stock price appreciation, the stock price would be approximately $80.12 and $127.58, respectively, at the end of the ten-year term of the options. The corresponding stock prices for the retirement stock incentive units would be $62.65 and $78.92, respectively at the end of November 1999, Mr. Hardymon's scheduled retirement date.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

        The following table sets forth information, with respect to the Named Officers, concerning: (i) the exercise during fiscal year 1994 of stock options and (ii) unexercised options held as of the end of Textron's 1994 fiscal year, which were granted to the Named Officers during 1994 and in prior fiscal years under either the 1994 Plan or a predecessor plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                              SHARES                        DECEMBER 31, 1994(#)       AT DECEMBER 31, 1994($)(1)
                             ACQUIRED         VALUE      ---------------------------   ---------------------------
          NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------  --------------   -----------   -----------   -------------   -----------   -------------
J.F. Hardymon...........    4,634           $100,872       132,325         25,000       $1,572,859      $-0-
L.B. Campbell...........     -0-              -0-           93,000         71,000          958,688       59,375
T.D. Soutter............     -0-              -0-           53,709         26,400          694,995       20,900
W.F. Wayland............     -0-              -0-           39,939         33,000          342,221       27,313
R.A. McWhirter..........      500             14,250        51,825         31,300          762,395       50,400
- ---------------

(1) Based on the closing price of Textron Common Stock on the New York Stock Exchange -- Composite Transactions on
    December 30, 1994 ($50.375).


LONG-TERM INCENTIVE PLAN

        The following table provides information concerning performance share unit awards made during Textron's 1994 fiscal year to the Named Officers pursuant to the 1994 Plan for the 1995-1997 performance cycle.

                     LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                 PERFORMANCE OR
                                 NUMBER OF        OTHER PERIOD
                                PERFORMANCE     UNTIL MATURATION   ESTIMATED FUTURE PAYOUTS UNDER
            NAME              SHARE UNITS (#)       OR PAYOUT       NON-STOCK PRICE BASED PLANS
- ----------------------------  ---------------   -----------------  ------------------------------
                                                                          TARGET NUMBER OF
                                                                    PERFORMANCE SHARE UNITS (#)
J.F. Hardymon...............       30,000            3 years                   30,000
L.B. Campbell...............       15,000            3 years                   15,000
T.D. Soutter................        6,400            3 years                    6,400
W.F. Wayland................        7,800            3 years                    7,800
R.A. McWhirter..............        6,400            3 years                    6,400

        The number of performance share units earned by the Named Officers at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be based 75% on earnings per share growth and 25% on discretionary performance measures, including the Named Officer's individual performance. If the earnings per share growth target and other performance measures are met, the target number of performance share units will be paid out. If the results are less than the target, the payment of a lesser number of performance share units may be authorized by the Board of Directors. The 1994 Plan permits payment in excess of target awards at the sole discretion of the Board of Directors for extraordinary performance. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron Common Stock at the end of the performance period.

PENSION PLAN

        The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Pension Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE
                                 ------------------------------------------------------------------------
REMUNERATION(1)                     10          15          20          25           30            35
- ---------------                  --------    --------    --------    --------    ----------    ----------
  $   500,000    .............   $ 73,931    $110,896    $147,862    $184,827    $  221,792    $  258,758
      600,000    .............     88,931     133,396     177,862     222,327       266,792       311,258
      750,000    .............    111,431     167,146     222,862     278,577       334,292       390,008
    1,000,000    .............    148,931     223,396     297,862     372,327       446,792       521,258
    1,250,000    .............    186,431     279,646     372,862     466,077       559,292       652,508
    1,500,000    .............    223,931     335,896     447,862     559,827       671,792       783,758
    1,750,000    .............    261,431     392,146     522,862     653,577       784,292       915,008
    2,000,000    .............    298,931     448,396     597,862     747,327       896,792     1,046,258
    2,250,000    .............    336,431     504,646     672,862     841,077     1,009,292     1,177,508
    2,500,000    .............    373,931     560,896     747,862     934,827     1,212,792     1,308,758
- ---------------

(1)  Based on highest consecutive five-year average compensation.


        Benefits under the Textron Pension Plan formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column, of the Summary Compensation Table on page 16 of this Proxy Statement. As of December 31, 1994, the years of credited service for the Named Officers were as follows: Mr. Hardymon, 5 years; Mr. Campbell, 2 years; Mr. Soutter, 26 years; Mr. Wayland, 10 years; and Mr. McWhirter, 30 years.

        Annual pension amounts shown in the table above are not subject to any offset for Social Security benefits. The Textron Pension Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code of 1986, as amended ("IRC"). To compensate certain Textron executives, including the Named Officers, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including Messrs. Hardymon, Campbell and Wayland, also participate in the Textron Executive Supplemental Retirement Plan, which provides benefits to participants who remain in the employ of Textron until age sixty-five (65). Under this plan, Messrs. Hardymon, Campbell and Wayland are entitled to receive supplemental pension payments equal to the excess, if any, of an annual pension benefit equal to fifty percent (50%) of their highest consecutive five-year average compensation over the amounts to which they are entitled under the plans of Textron and any prior employer.

        Under an agreement with Textron, Mr. Campbell is entitled to receive supplemental pension payments in an amount equal to his non-vested benefits accrued under the Textron Pension Plan if his employment is terminated by Textron prior to the completion of five years of service. Under an agreement with Textron, Mr. Wayland is entitled to receive supplemental pension payments equal to the excess, if any, of amounts payable under the provisions of the Textron Pension Plan for the period of his employment plus eight years of additional credited service, over the amounts he actually receives from the plans of Textron and a prior employer. Mr. McWhirter, who was an officer of Ex-Cell-O Corporation at the time it was acquired by Textron, is entitled to receive supplemental pension payments that are intended to compensate him for the difference, if any, between the benefit under the Textron Pension Plan and the amount which he would have received under a former Ex-Cell-O Corporation pension plan which was merged into the Textron Pension Plan.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

        Messrs. Hardymon, Campbell, Soutter, Wayland and McWhirter have employment contracts with Textron through December 1997 which provide that during the term of the contract, their base salary will not be reduced and they will remain eligible for participation in Textron's executive compensation and benefit plans. MR. SOUTTER HAS INDICATED HIS INTENT TO RETIRE AS AN OFFICER OF TEXTRON ON MARCH 31, 1995; HE WILL REMAIN EMPLOYED AS A CONSULTANT FOR THE BALANCE OF THE TERM OF HIS EMPLOYMENT CONTRACT AND WILL BE PROVIDED WITH TWO YEARS OF ADDITIONAL CREDITED SERVICE FOR PENSION PURPOSES. The contracts with Messrs. Hardymon, Campbell, Wayland and McWhirter are automatically extended each January for an additional year unless contrary notice is given.

        Mr. Hardymon's contract provides that he will receive 50,000 shares of Textron Common Stock and a cash award for 500,000 retirement stock incentive units upon retirement from Textron if he remains in the employ of Textron through November 30, 1999. The payout for the retirement stock incentive units will equal the increase in market price of Textron Common Stock at the time of retirement over the market price on the date the units were granted. If Mr. Hardymon's employment ends because of his disability or death prior to such date, he or his estate may receive a pro rata portion of the shares and/or retirement stock incentive units at the discretion of the Board of Directors.

        Mr. Hardymon's contract and certain benefit plans in which the Named Officers participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon (i) any non-Textron person or group becoming the beneficial owner of more than thirty percent (30%) of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board cease to constitute a majority thereof,

(iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than eighty percent (80%) of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. Mr. Hardymon's contract provides that in the event he retires or his employment otherwise terminates at any time after a change in control, he will receive a cash payment equal to the amount by which the highest closing price per share of Textron Common Stock during the 30-day period ending on the date of the change in control exceeds the stated value of the retirement stock incentive units. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former executive) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. However, supplemental savings accounts under the Supplemental Benefits Plan may be distributed only upon death, disability, retirement or termination from Textron. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The 1994 Plan provides that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Pension Plan provides that (i) if the Textron Pension Plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the IRC, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract.

TRANSACTIONS WITH MANAGEMENT

        Mr. Wayland had a thirty-year home mortgage loan outstanding during 1994 from a subsidiary of Textron. The interest rate on the loan to Mr. Wayland was ten percent a year, the maximum outstanding balance of such loan during 1994 was $234,928. The loan was paid in full as of December 31, 1994.

        During 1994, Surplus Notes (the "Notes") in the aggregate principal amount of $20,000,000 by Massachusetts Mutual Life Insurance Company, of which Mr. Wheeler is President and chief executive officer, were held in various investment accounts of The Paul Revere Insurance Group. The Notes, which were purchased in the ordinary course of business for the accounts, are due November 15, 2023, and bear interest at the rate of 7.625 percent a year. The maximum outstanding balance of this indebtedness during 1994 was $20,000,000 and the balance outstanding as of February 1, 1995, was $20,000,000. Textron owns approximately 83 percent of The Paul Revere Corporation, the parent corporation of the companies of The Paul Revere Insurance Group.

        In December 1994, Textron Automotive Company, a Textron subsidiary, entered into an agreement with Customized Transportation Inc., a subsidiary of CSX Corporation, of which Mr. Snow is Chairman, President, chief executive officer and a director, pursuant to which Customized Transportation Inc. will provide third party logistic services to Textron Automotive, including handling freight rate negotiations, freight bill audits and freight bill payments. No fees for such services were paid in 1994; fees in 1995 are expected to be approximately $263,000. From December 1993 through October 1994, Customized Transportation Inc. also performed certain inventory operations for Textron Automotive. Customized Transportation Inc. was paid $176,191.50 for the performance of such operations.

                              PERFORMANCE GRAPH

        Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1989, in Textron Common Stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a multi-industry company with operations in Manufacturing and Financial Services. Its business segments are Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere. The peer group consists of every company in the following Standard & Poor's 500 price index industry groups: aerospace/defense, conglomerates, financial/life insurance, financial/personal loans and manufacturing (diversified industrial). The peer group also includes two diversified companies in comparable industries in the miscellaneous industrials group -- Allied Signal and TRW, Inc. The companies in the indices are weighted by market capitalization.

      Measurement Period
    (Fiscal Year Covered)        Textron Inc.       S&P 500       Peer Group
Dec. 31, 1989                       100.00           100.00          100.00
Dec. 31, 1990                       116.01            96.89           92.13
Dec. 31, 1991                       173.02           126.42          114.21
Dec. 31, 1992                       201.17           136.05          132.23
Dec. 31, 1993                       267.87           149.76          163.36
Dec. 31, 1994                       237.97           151.74          163.91

             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Ernst & Young LLP audited the consolidated financial statements of Textron for 1994. The Board of Directors desires to continue the services of this firm for 1995. Accordingly, the Board of Directors recommends to the shareholders ratification of the appointment of Ernst & Young LLP to audit the consolidated financial statements of Textron for 1995. If this resolution is defeated, the Board of Directors will reconsider its selection.

        A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 2 ON THE PROXY CARD).

                               VOTING OF PROXIES

     Each valid proxy in the enclosed form received by Textron will be voted by the persons named therein. Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted in favor of the election of the three nominees in Class II described in this Proxy Statement on pages 2 and 3. The Board of Directors knows of no reason why any of the nominees so named would be unavailable for election. If any nominee should be unavailable for election by reason of death or otherwise, the proxies may be voted for the election of such other person as may be recommended by the Board of Directors.

     Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted for ratification of the appointment of Ernst & Young LLP as independent auditors.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of Textron at 40 Westminster Street, Providence, Rhode Island 02903, by submitting a subsequent proxy or by voting in person at the meeting.

     The three nominees for director receiving the greatest number of votes cast in person or by proxy will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Ratification of the appointment of Ernst & Young LLP as independent auditors requires the favorable vote of a majority of shares present in person at the 1995 Annual Meeting or represented by proxy and entitled to vote thereon. Abstaining from voting on the appointment of auditors will have the same effect as voting against the proposal. Broker non-votes on the proposal to ratify the appointment of auditors will not be included in the calculation of shares entitled to vote for such proposal and will have no effect on the outcome.

     Textron's policy on confidential voting provides that no proxy, ballot or voting materials that identify the vote of a specific shareholder will be disclosed to Textron or its directors, officers or employees except (a) as required by law or for the defense of legal proceedings, (b) if the shareholder requests disclosure or (c) in a proxy contest if the party soliciting proxies in opposition does not agree to observe Textron's confidential voting policy. Comments of shareholders written on proxies or ballots are transcribed and provided to the Secretary of Textron. Votes are counted by employees of First Chicago Trust Company of New York, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago Trust Company of New York.

     FOR SAVINGS PLAN PARTICIPANTS: For participants in the Textron Savings Plan (the "TSP") and the Paul Revere Savings Plan (the "PRSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TSP and the PRSP and the number of shares, if any, allocated to the participant's Tax Credit Account under the TSP by Bankers Trust Company, trustee for the TSP and the PRSP ("Bankers Trust"). When a participant's proxy card is returned properly signed, Bankers Trust will vote the participant's proportionate interest in the shares of Textron Common Stock held by Bankers Trust under the TSP and the PRSP in the manner the participant directs, or if the participant makes no direction, Bankers Trust will vote, with respect to the election of directors and the appointment of auditors, the participant's proportionate interest in the shares of Textron Common Stock held by Bankers Trust under the TSP (except shares allocated to the participant's Tax Credit Account) and the PRSP in proportion to instructions received from other TSP or PRSP participants. Shares allocated to a participant's Tax Credit Account under the TSP will be voted only as the participant directs. For participants in the Textron Canada Savings Plan (the "TCSP") and the Paul Revere Canada Savings Plan (the "PRCSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TCSP and the PRCSP by Royal Trust Corporation of Canada, trustee for the TCSP and the PRCSP ("Royal Trust"). When the participant's proxy card is returned properly signed, Royal Trust will vote such shares in the manner the participant directs, or if the participant makes no direction, Royal Trust will vote with respect to the election of directors and the appointment of auditors all shares of Textron Common Stock allocated to the participant's accounts under the TCSP and the PRCSP in proportion to instructions received from other TCSP or PRCSP participants.

     All such directions will be held in confidence.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All expenses incurred in connection with this solicitation will be borne by Textron. Textron may request banks and brokers to solicit their customers who have a beneficial interest in Textron's stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. In addition to the use of the mails, solicitation may be made by employees of Textron by telephone, telegraph, cable and personal interview, without additional compensation for such services. Textron has retained D. F. King & Co., Inc., of New York, New York, a proxy soliciting organization, to solicit management proxies for the annual meeting. The fees of such organization in connection therewith are estimated to be $13,000, plus reasonable out-of-pocket expenses.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1996 annual meeting of Textron shareholders must be received by Textron for inclusion in the proxy statement and form of proxy relating thereto on or before November 16, 1995. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

                                            By order of the Board of Directors,

                                            Karen A. Quinn-Quintin
                                            Vice President and Secretary

March 15, 1995

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED.

                                 TEXTRON INC.
P            Proxy Solicited on Behalf of the Board of Directors for
                 Annual Meeting of Shareholders April 26, 1995
R

O The undersigned hereby appoints James F. Hardymon, Lewis B. Campbell and Richard A. McWhirter, or any one or more of them, attorneys with full
X power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally
Y present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 26, 1995, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

    This card also constitutes voting instructions (i) to the respective Trustees under the Textron Savings Plan and Paul Revere Savings Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the Trustees under such Plans and (ii) to the respective Trustees under the Textron Canada Savings Plan and Paul Revere Canada Savings Plan to vote, in person or by proxy, all shares of Common Stock of Textron Inc. allocated to the accounts of the undersigned under such Plans, in each case as described in the proxy statement.
                                              (Change of Address/Comments)

                                       ________________________________________

                                       ________________________________________

                                       ________________________________________

                                       ________________________________________

                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                            / SEE REVERSE SIDE /

/ X /  Please mark your
       votes as in this                                                1596
       example.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below and FOR proposal 2, or if this card constitutes voting instructions to a savings plan trustee, such trustee will vote as described in the proxy statement.

- --------------------------------------------------------------------------------
The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposal 2.
- --------------------------------------------------------------------------------

                  FOR*     WITHHELD FROM ALL            NOMINEES:
1.  Election of   /  /          /   /              James F. Hardymon
    Directors                                   Barbara Scott Preiskel
                                                  Thomas B. Wheeler

* Except vote withheld from the following nominee(s):


____________________________________________________

                                       FOR        AGAINST        ABSTAIN
2.  Ratification of appointment       /  /         /  /           /  /
    of independent auditors


                                     /  /   Change of Address/
                                            Comments on
                                            Reverse Side.


                                Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                ______________________________________________

                                ______________________________________________
                                SIGNATURE(S)                       DATE

                                [TEXTRON LOGO]


James F. Hardymon                                       40 Westminster Street
Chairman and CEO                                        Providence, RI 02903
Textron Inc.





    Dear Fellow Participant:

        Textron's Annual Shareholders' Meeting will take place on April 26, 1995. As a Participant in a Textron Savings Plan, you are entitled to instruct the Plan's Trustee as to how to vote your shares of Textron Stock. Your vote is important.
    ----------------------

        Enclosed with this letter is the proxy statement for the meeting, our 1994 Annual Report to Shareholders, and a voting card. Please complete your voting card and mail it in the enclosed envelope. If the Trustee does not receive this card by April 21, 1995, your shares will be voted in accordance with the provisions of the Plan.

        The subject of each proposal to be voted on is shown on the voting card and is explained in greater detail in the proxy statement. The Board of Directors recommends that you instruct the Trustee to vote FOR the election
                                                               ---
    of the three nominees for Director listed in Item 1 and FOR Item 2.
                                                      -     ---      -
        Thank you for continued support.

                                              Sincerely,


                                              /s/ James F. Hardymon





    Enclosures